Exhibit 10.14

October 28, 2024

Mr. Mark Andersen

Chief Financial Officer

FibroBiologics, Inc.

455 E. Medical Center Blvd., Suite 300

Houston, Texas 77598

Re: Transition

Dear Mark:

You have announced your intention to resign from your position of Chief Financial Officer of FibroBiologics, Inc. (the “Company”) on the date that is the earlier of (i) the date an interim or new Chief Financial Officer commences employment with the Company and (ii) November 15, 2024 (such date, the “Officer Resignation Date”).

This letter agreement confirms the terms and conditions for your transition that have been discussed:

1.	Transition Period and Transition Period Duties: In consideration for your promises in this letter agreement, during the period beginning from the Officer Resignation Date until the Separation Date (as defined below) (the “Transition Period”), you shall continue to serve as an employee of the Company but will no longer have the powers, duties and responsibilities commensurate with the position of Chief Financial Officer. During the Transition Period, your primary responsibility will be to transition your duties and institutional knowledge to the interim or new Chief Financial Officer (or his or her designee), and to provide assistance on or lead projects as reasonably requested by the Company’s Chief Executive Officer and/or the interim or new Chief Financial Officer.

2.	Termination of Employment: Your employment with the Company will terminate effective as of the end of business on November 15, 2024, or such earlier date that you and the Company mutually agree in writing (such date, the “Separation Date”).

3.	Compensation: Prior to, and during, the Transition Period, you will continue to be paid your full base salary of $325,000 per year, payable in accordance with the Company’s normal payroll practices. You will continue to be eligible for all regular employee benefits during the Transition Period, provided, however, that you will remain eligible for coverage under the Company’s healthcare benefit plans only if you work at least 30 hours per week and otherwise continue to qualify for participation in such plans in accordance with their terms. During the Transition Period, you will be reimbursed for authorized work-related expenses in accordance with the Company’s expense reimbursement policy. Should you execute, and not revoke, the additional release of claims set forth in Exhibit A, you will be entitled to the additional compensation set forth therein following the Separation Date.

4.	Equity Awards: You will not be entitled to any future equity award grants from the Company. However, your outstanding equity awards consisting of options to purchase Company shares (“Options”) shall continue to vest in accordance with their terms until the Separation Date. All Options held by you that are unvested as of the Separation Date shall terminate and be forfeited as of such date. Except as otherwise expressly set forth herein, your Options shall continue to be governed by the definitive grant documents related thereto.

5.	Return of Company Property: On or before your Separation Date, except to the extent otherwise mutually agreed between you and the Company, you will return all property of the Company that came into your possession as a result of your employment, including, but not limited to, the originals and all copies of all documents and files (whether paper or electronic), keys, company credit cards, telephones, computers, and other Company equipment.

6.	Confidential Information and Trade Secrets: You agree to fully comply with the terms of your Employment Agreement, including (a) the requirements of Section 5 of your Employment Agreement related to Intellectual Property Rights, and (b) the terms of the Employment Agreement that remain in effect after your employment ends.

7.	Release of Claims: By signing this letter agreement, you are representing that you are not aware of any factual basis for any legal claims against the Company and that you have been paid all wages, commissions and bonuses that you believe that you are owed through the date you sign this letter agreement. Since the benefits in this letter agreement go beyond what you are entitled to under the Company’s policies, you agree that this letter agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you or your dependents may have through the date you sign this letter agreement against the Company or any of its parent or affiliated companies and their officers, directors, shareholders, employees, insurers, agents, successors, or assigns (“Released Parties”), and you agree never to bring any legal action against any of the Released Parties based on any such claim, except for a claim for violation of the federal Age Discrimination in Employment Act, which is not waived in this letter agreement. The claims released in this letter agreement include, but are not limited to, claims arising from your hiring, employment, compensation, or separation, and arising under any contract or law.

To ensure that your release covers all claims, known and unknown, not specifically exempted, you waive any rights you may have under any law designed to protect against the waiver of unknown claims. Nothing contained in this Section 7 or any other provision of this letter agreement shall release or waive any right that you have to indemnification by the Company with respect to which you may be eligible as provided in any indemnification agreement signed by you, any coverage for your benefit under the Company’s director and officer insurance policy, or any other applicable source.

8.	Confidentiality: You represent and agree that you will not hereafter disclose the facts, terms or amount of this letter agreement to anyone other than your personal advisors or tax preparers, all of whom, together with their employees and agents, if any, will be informed of and bound by the confidentiality provision. You understand that this specifically prevents, but is not limited to, disclosures to any past or present employee, or applicant for employment, of the Company or any of its related entities. The parties agree that the confidentiality obligations set forth in this Section 8 shall not apply to any terms or amounts set forth in this letter agreement that are otherwise made public by the Company.

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9.	Voluntary Agreement: You acknowledge that you are entering into this letter agreement freely and voluntarily with a full understanding of its terms including the release of all claims.

10.	Complete Agreement: You agree that this letter agreement sets forth all of the terms, promises, representations and understandings between you and the Company and that it supersedes any previous understandings or agreements, except as provided for in Section 12 below and as provided in any other agreements you have signed with the Company concerning confidential information, trade secrets, the assignment of inventions or other restrictive covenants, which agreements shall remain in effect.

11.	No Admission: This letter agreement is offered and entered for the purpose of assisting you in your transition to another opportunity. It is not, and you agree not to contend that it is, an admission of any wrongdoing of any kind by the Company, its employees or any of the other Released Parties.

12.	At-Will Employment: If you accept this offer of transition assistance, you will remain an at-will employee until the Separation Date. Therefore, you could decide to end your employment before your Separation Date and the Company likewise could do so. Except as expressly modified by this letter agreement, the Employment Agreement between you and the Company effective May 31, 2022 (as amended, the “Employment Agreement”) shall remain in full force and effect in accordance with its terms until the Separation Date; however, for the avoidance of doubt, (i) neither your voluntary resignation as the Company’s Chief Financial Officer, nor the termination of your employment pursuant to Section 2 above shall give rise to any severance benefits under the Employment Agreement, and (ii) the additional compensation referenced in the last sentence of Section 3 above shall be governed by the General Release attached hereto as Exhibit “A”.

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You should consult with your own personal attorney to the extent you desire before signing this letter agreement. We appreciate your willingness to assist us during this period of transition.

Sincerely,

/s/ Pete O’Heeron
Name:	Pete O’Heeron
Title:	Chief Executive Officer

I voluntarily accept and agree to the terms and conditions of this letter agreement.

/s/ Mark Andersen
Name:	Mark Andersen
Date:	10/28/2024

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Exhibit A

GENERAL RELEASE

This General Release (this “Agreement”) is hereby entered into by and between Mark Andersen, an individual (the “Employee”), and FibroBiologics, Inc., on behalf of itself and all of its affiliated entities (collectively, the “Company”).

1.	Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth calendar day after it has been executed by both of the parties (the “Effective Date”), unless the Specified Sections (as defined in Section 12(b), below) have been timely and properly revoked as provided in Section 12(b) before the Effective Date.

2.	Separation from Employment. The Employee has been employed by the Company as its Chief Financial Officer on an at-will basis pursuant to the employment agreement between the Company and the Employee effective as of May 31, 2022 (the “Employment Agreement”), as modified by that certain transition services letter agreement effective as of October 28, 2024 (the “Transition Agreement”). The Employee separated from his employment with the Company, effective at the close of business on November 15, 2024 (the “Separation Date”). The parties hereto agree that the Employment Agreement and Transition Agreement shall be terminated as of the Separation Date, except as expressly set forth herein.

3.	Continuation of Benefits After the Separation Date. The Employee’s coverage under the Company’s health care benefits plans will end on the Separation Date, but the Employee shall have the right to continue his group health benefits coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Separation Date, the Employee will no longer be eligible for, receive, accrue, or participate in any benefits or benefit plans provided by the Company, including, without limitation, the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Employee’s right to any vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the applicable plan documents.

4.	Final Wages. The Company timely paid the Employee the unpaid portion of his annual salary earned through the Separation Date and for all earned and unused vacation time by having a check for this amount available for pick-up by, or, at his option, sending it to the Employee by overnight mail or direct deposit transfer on, that date.

5.	Transition Payment. In return for the Employee’s promises in this Agreement, the Company will (i) pay the Employee an amount equal to one-twelfth of the amount of the base salary in effect at the Separation Date, paid for a period of nine (9) months following the Separation Date (the “Transition Payment Period”), and (ii) will reimburse Employee for the monthly premium Employee timely pays during the Transition Payment Period or until Employee obtains new employment, whichever comes first, for COBRA continuation coverage timely elected by Employee for Employee and Employee’s family (collectively, the “Transition Payments”). The Transition Payments will be subject to required payroll deductions and withholdings and will be made in installments and paid during a month on the Company’s regular payroll cycle as if installments were payments of base salary, provided, however, that those Transition Payments otherwise scheduled to be made prior to the date the Agreement becomes effective shall accrue and be paid in the first payroll period that follows such date. The Company will reimburse Employee for the COBRA continuation coverage within 30 days after the date the Employee timely makes such premium payment, provided that the Employee provides the Company proof of such payment at the time the Employee makes the payment.

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6.	Stock Options. As of the date of this Agreement, the Employee holds certain options (the “Options”) to purchase Company shares. Employee’s Options shall continue to be subject to the definitive documentation related to the grant of the Options. For the avoidance of doubt, any portion of the Employee’s Options that were not vested as of the Separation Date shall terminate and be forfeited as of the Separation Date. Subject to approval of the Compensation Committee, we will amend your Options to provide that the expiration date to exercise any Options that were vested as of your Separation Date shall not expire three months after your Separation Date and shall instead remain outstanding and exercisable for the shorter of (i) 270 days following the Separation Date, or (ii) the original Expiration Date as indicated in the Grant Notice with respect to the particular Option (as each such terms is defined in the Stock Option Grant Notice applicable to such Option).

7.	Acknowledgement of Total Compensation and Indebtedness. The Employee acknowledges and agrees that the cash payments in Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Employee claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company through the Separation Date, including any bonus or other incentive compensation.

8.	Tax Consequences. The Employee acknowledges that the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code.

9.	Releases.

(a)	(i) Except as otherwise expressly provided in this Agreement, the Employee, for himself and his heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the “Employee’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company, its parents, affiliates, subsidiaries, predecessors, successors and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, insurers, accountants, successors and assigns (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent (“Claims”), which the Employee or any of the Employee’s Affiliates has or may have or may claim to have against the Releasees by reason of any matter, cause, or thing whatsoever, under any law or contract from the beginning of time to the Effective Date.

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(b)	Governmental Agencies. Notwithstanding the release of claims language set forth in this Section 9, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

(c)	Nothing contained in this Section 9 or any other provision of this Agreement shall release or waive any right that the Employee has to indemnification by the Company with respect to which the Employee may be eligible as provided in any indemnification agreement signed by the Employee, any coverage for the benefit of the Employee under the Company’s director and officer insurance policy, or any other applicable source.

10.	Waiver of Unknown Claims.

(a)	The Employee understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected. The Employee expressly waives and relinquishes any and all rights he may have under any law designed to prevent the waiver of unknown claims.

(b)	It is the intention of the Employee through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11.	Release of Federal Age Discrimination Claims by the Employee. The Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the other Releasees regarding any actions which occurred prior to the Effective Date.

12.	Rights Under the Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, the Employee hereby is advised of and acknowledges the following:

(a)	The Employee has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

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(b)	The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney; and

The Employee has seven (7) calendar days after signing this Agreement to revoke Sections 6, 7 and 9 through 12 of this Agreement (collectively, the “Specified Sections”), which must be revoked in their entirety and as a group, and the Specified Sections of this Agreement (as a group) will not be effective until that revocation period has expired without exercise. The Employee agrees that in order to exercise his right to revoke the Specified Sections of this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s General Counsel, by email sent to: legal@fibrobiologics.com before the close of business on the seventh calendar day after he signs this Agreement. If the Employee timely revokes the Specified Sections of this Agreement, he will not receive any portion of the Transition Payments, the extending period of time to exercise the Options as set forth in Section 6 or any other benefits under this Agreement.

13.	Confidentiality of Agreement. After the execution of this Agreement by the Employee, neither the Employee, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity except to the extent previously publicly disclosed by the Company; provided, however, that the foregoing shall not prevent such disclosures by the Employee to his attorney, tax advisors and/or his spouse, or as may be required by law. The Company agrees that it will not disclose the terms of or amount paid under this Agreement to any individual or entity who does not have a legitimate business need to know; provided, however, that the foregoing shall not prevent such disclosures by the Company as may be required by law, including without limitation, pursuant to any rule or regulation by the Securities and Exchange Commission.

14.	No Filings. The Employee warrants that as of the date of execution of this Agreement, he has not commenced, filed, participated in, offered testimony, or assisted any investigation, hearing, or proceeding (including any whistleblower proceeding) before any federal, state, or local government agency relating to the Company. In addition, to the maximum extent permitted by law, the Employee agrees that if any lawsuits or claims, charges or complaints are made against the Company or the other Releasees with any local, state or federal agency or court in whole or in part on his behalf, the Employee shall not be entitled to recover any individual monetary relief or other individual remedies, and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or any agency purports to bring any legal proceeding, in whole or in part, on behalf of the Employee based upon events occurring prior to the execution of this Agreement, the Employee will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice. The Employee further warrants that he has disclosed, or will disclose prior to the execution of this Agreement, any and all known or suspected violations of law. Such disclosure must include how he has firsthand knowledge of the known or suspected violation. If the Employee previously reported such known or suspected violation, such disclosure must also include who the violation was previously reported to and how such violation has not been cured. The Employee also agrees that to the maximum extent allowed by law he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company or the other Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding. This Section 14 shall not prohibit the Employee from challenging the validity of the ADEA release in Section 11 of this Agreement.

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15.	Confidential and Proprietary Information.

(a)	The Employee acknowledges that during the course of or related to his employment with the Company he was provided access to certain confidential and/or proprietary information regarding the Company and its business that is not generally known outside of the Company and that would not otherwise have been provided to him (collectively, “Confidential and Proprietary Information”). Confidential and Proprietary Information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): legal strategies and advice; trade secrets; inventions; processes; formulae; programs; technical data; financial information; research and product development; marketing and advertising plans and strategies; customer identities, lists, and confidential information about customers and their buying habits; confidential information about prospects, suppliers, distributors, vendors, and key employees; personal information relating to the Company’s employees; mailing and email lists; and any other confidential, proprietary and or attorney-client privileged information relating to the Company or its business. The Employee agrees that the Confidential and Proprietary Information is the sole property of the Company. The Employee further agrees that he will not disclose to any person or use any such Confidential and Proprietary Information without the written consent of the Company’s General Counsel. If the Employee is served with a deposition subpoena or other legal process calling for the disclosure of Confidential and Proprietary Information, or if he is contacted by any third person requesting such information, he will notify the Company’s General Counsel as soon as is reasonably practicable after receiving notice and will cooperate with the Company in preventing or minimizing the disclosure thereof. The Employee acknowledges that certain rights and obligations set forth in the Employee’s Employment Agreement (the “Confidential Information Agreement”) extend beyond the Separation Date. In the event that any provision of this Section 15(a) or any other provision of this Agreement conflicts with the Confidential Information Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company shall control.

(b)	The Employee represents and warrants that he has returned all files, customer lists, financial information, mobile devices, computers (and related passwords), and other property of the Company that were in his possession or control without retaining either electronically stored or physical copies thereof, except to the extent otherwise mutually agreed between the Employee and the Company.

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(c)	Notwithstanding the confidentiality obligations set forth in this Section 15 or elsewhere in this Agreement, the Employee understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee further understands that if a court of law or arbitrator determines that he misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 15(c), then the Company may be entitled to an award of exemplary damages and attorneys’ fees against him.

16.	Remedies. The Employee acknowledges that any misappropriation or misuse of trade secrets or unauthorized disclosure of Confidential and Proprietary Information of the Company, and any violation of Sections 13 through 15 of this Agreement, will result in irreparable harm to the Company, and therefore, the Company shall, in addition to any other remedies, be entitled to immediate injunctive relief. In the event of a breach of any provision of this Agreement by the Employee, including Sections 13 through 15, the Company shall, without excluding other remedies available to them, be entitled to an award in an amount equal to the Transition Payment paid to him as of the date of such breach.

17.	Cooperation Clause. The Employee agrees to cooperate with the Company’s and its legal counsel’s reasonable requests for information or assistance, including related to the Company’s finance and accounting matters, any Company internal investigation or review of compliance, legal or any other issues, response to any lawfully served civil or criminal subpoenas, and defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Employee was engaged in employment with the Company. The Company agrees to reimburse the Employee for any reasonable expenses incurred by the Employee in connection with such cooperation as long as the parties have discussed and agreed upon the expense before it is incurred. The Employee may retain independent counsel of his choice if he is personally named in any legal action related to his employment with the Company, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld. Except as required by law, or authorized in advance by the Company’s General Counsel, the Employee will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company or any of its directors or officers is being contemplated, concerning the operations of the Company or the legal positions taken by the Company. Except as required by law, if asked about any such individuals or matters, the Employee shall say: “I have no comment,” and shall direct the inquirer to the Company’s General Counsel. The Employee acknowledges that any violation of this Section 17 will result in irreparable harm to the Company and will, in addition to other available remedies, shall be entitled to immediate injunctive relief and to an award in an amount equal to the Transition Payment paid to him as the date of such breach.

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18.	Non-disparagement. Except as required by law, the Employee agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and any director, officer or employee and/or the products and services of the Company to any third party. Except as required by law, the Company agrees that it will direct its directors and officers not to disparage or otherwise publish or communicate derogatory statements about the Employee to any third party.

19.	Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any amount paid to Employee pursuant to the this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws.

21.	Arbitration. The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Harris County, Texas, unless the parties agree to another location, before an experienced employment arbitrator licensed to practice law in Texas and selected in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 21 shall not restrict actions for equitable relief by the Company for violation of Sections 13 through 18 of this Agreement.

22.	Dispute-Related Attorneys’ Fees. Except as otherwise provided herein, in any arbitration or other dispute under this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

23.	Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

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24.	Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

25.	Entire Agreement. This Agreement represents the sole and entire agreement among the parties, and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein, including the Employment Agreement and Transition Agreement, except as expressly provided for in the Employment Agreement and Transition Agreement or except as provided in any other agreements you have signed with the Company concerning confidential information, trade secrets or the assignment of inventions and arbitration, which shall remain in effect.

26.	Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

27.	Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

28.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

29.	Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Employee’s rights under this Agreement are not assignable, except to his estate.

30.	Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by email; or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Employee:	Mark Andersen
[***]

If to the Company:	FibroBiologics, Inc. Attn: General Counsel 455 E. Medical Center Blvd., Suite 300 Houston, Texas 77598 [***]

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Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by email during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by email at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EMPLOYEE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

“Employee”	Mark Andersen

	Dated:	____________________________, 20__

“Company”	FIBROBIOLOGIS, INC.

By:
	Name:	____________________________
	Title:	____________________________
	Dated	: __________________________, 20__